Exhibit 5.1
FROM THE OFFICE OF	Stuart Morrow
DIRECT LINE	604.643.2948
DIRECT FAX	604.605.3547
E-MAIL	sbmorrow@davis.ca
FILE NUMBER	34946-10002

July 31, 2007

Midway Gold Corp.
Unit 1 - 15782 Marine Drive
White Rock, British Columbia
V4B 1E6

Dear Sirs/Madams:

Re:

Registration Statement on Form S-1

We have acted as counsel to Midway Gold Corp., a British Columbia corporation (the “Company”), continuously since its incorporation on May 14, 1996 and acted as counsel in connection the issuance by the Company of 3,725,000 units on May 18, 2006 and 2,000,000 units on November 14, 2006. In both cases, each unit comprised one common share in the capital of the Company (the “Shares”) and one share purchase warrant (the “Warrants”), each two such Warrants entitling the holder to purchase one additional Share, as disclosed in the Registration Statement on Form S-1 to be filed by the Company with the Securities and Exchange Commission on or about August 2, 2007, under the U.S. Securities Act of 1933, as amended (the “Registration Statement”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates and documents relating to the Company as we have deemed necessary or relevant for the purpose of the opinions hereinafter set forth.

In giving this opinion, we have examined such documents and records of the Company and have reviewed such questions of law, as we have deemed relevant or necessary as the basis for the opinions hereinafter given.  In examining such documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles and the authenticity of all originals of such documents.

This opinion relates only to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.  We express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and subject to the qualifications hereinafter expressed, we are of the opinion that:

(a)

the Shares have been legally issued, fully paid, and are non-assessable shares in the capital of the Company; and

(b)

with respect to the Shares to be issued upon the exercise of any of the Warrants after (i) the Warrants have been exercised in accordance with their terms and (ii) the applicable warrant exercise price for the Shares to be issued has been received by the Company, such Shares will be legally issued, fully paid, and are non-assessable shares in the capital of the Company.

We hereby consent to the filing and publication of this Opinion with the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Prospectus which forms part of the Registration Statement.

Yours truly,

/s/ Davis LLP

Davis LLP

2800 Park Place, 666 Burrard Street

Vancouver, B.C. V6C 2Z7